Exhibit 99

Scripps Networks Interactive reports full year and fourth quarter 2015 financial results

Double digit growth in full year revenues and segment profit, driven by strength in advertising and expanding international business

Full year 2015 financial highlights:

•	Revenues increased 13.2 percent to $3.0 billion
•	Segment profit increased 11.0 percent to $1.2 billion
•	Adjusted segment profit increased 12.9 percent to $1.3 billion
•	Net income attributable to SNI increased 21.5 percent to $4.66 per diluted share
•	Adjusted net income attributable to SNI increases 24.7 percent to $4.94 per diluted share

For immediate release

Feb. 23, 2016

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (NYSE: SNI) today reported full-year and fourth-quarter 2015 operating results.

The company reported an increase of more than 13 percent in annual revenues over the prior year, with segment profit up 11 percent over the same period. The performance was driven by strong advertiser demand for Scripps Networks Interactive’s brands in the United States fueling higher pricing, as well as the continued growth in the company’s international networks including Poland’s leading multi-platform media business TVN.

The company’s portfolio of brands including HGTV and Food Network continue to deliver consistent audience growth into 2016, with all six U.S. networks increasing impressions in January compared to the same period in 2015.

“These results exemplify the strong and consistent execution of our strategy at Scripps Networks Interactive. Our core television lifestyle networks are growing in demand by viewers and advertisers, while our international expansion continues to make a significant contribution to the overall robust health of the company, “said Kenneth W. Lowe, Chairman, President and Chief Executive Officer. “We continue to build on the success of our powerful lifestyle media brands, and every day we are increasing the number of connections those brands make with consumers around the world. As a result, we’re well positioned to maximize the value we can generate from the audiences we deliver across multiple platforms.”

Total Year Results

Consolidated operating revenues in 2015 were a record $3.0 billion, an increase of 13.2 percent over the prior year. Advertising revenue was $2.1 billion, an increase of 13.6 percent over the prior year, primarily driven by higher demand and pricing in the U.S. market and growth in our international business. Affiliate fee revenue was $875.0 million, an increase of 9.5 percent over the prior year, primarily due to negotiated rate increases and international expansion.

Segment profit was $1.2 billion, an increase of 11.0 percent compared with the prior year (see non-GAAP financial measures note for a definition of segment profit). This was driven by revenue growth, cost structure improvements as a result of our restructuring and early retirement program and international expansion. These improvements were partially offset by increases in programming expenses as well as TVN transaction and integration costs and expenses associated with restructuring and reorganization. Adjusted segment profit was $1.3 billion, up 12.9 percent over the prior year.(a)

Consolidated net income attributable to Scripps Networks Interactive was $606.8 million, or

$4.66 per diluted share, compared with $545.3 million, or $3.83 per diluted share for the prior year period. This increase was primarily due to improved operating performance and international expansion. Full year 2015 adjusted net income attributable to Scripps Networks Interactive was

$642.0 million, or $4.94 per diluted share, a 24.7 percent increase compared with the prior year.(b)

Fourth-quarter Results

Consolidated operating revenues for the fourth quarter of 2015 were $851.8 million, an increase of 27.3 percent over the prior-year period. Results for the three-month period ended Dec. 31 2015 reflect advertising revenue of $596.5 million, up 31.5 percent, and affiliate fee revenue of

$225.8 million, up 11.8 percent, over the prior-year period.

Total segment profit was $317.9 million, an increase of 21.5 percent, compared with the prior year, reflecting the strong revenue growth, operating efficiencies as a result of the restructuring and early retirement program and international expansion. These improvements were partially offset by higher programming expense as well as TVN transaction and integration costs and expenses associated with restructuring and reorganization. Adjusted segment profit was

$329.4 million, an increase of 19.3 percent, compared with the prior year.(c)

Net income attributable to Scripps Networks Interactive was $164.7 million, or $1.27 per diluted share, compared with $131.8 million, or $0.96 per diluted share for the prior year period. This increase was primarily due to improved operating performance and international expansion.

Fourth quarter adjusted net income attributable to Scripps Networks Interactive was

$175.3 million, or $1.35 per diluted share, an increase of 32.4 percent, compared with 2014.(d)

Segment Results

	Three months ended			Twelve months ended
	December 31,			December 31,
(in thousands)	2015	2014	Change	2015	2014	Change
Segment operating revenues
U.S. Networks	$701,797	$649,519	8.0%	$2,716,663	$2,588,357	5.0%
International Networks	163,019	27,284	497.5%	327,891	90,180	263.6%
Corporate and other	(13,063)	(7,651)	(70.7)%	(26,327)	(13,081)	(101.3)%
Total segment operating revenues	$851,753	$669,152	27.3%	$3,018,227	$2,665,456	13.2%
Segment profit (loss)
U.S. Networks	$309,071	$305,622	1.1%	$1,337,189	$1,268,417	5.4%
International Networks	36,371	(8,027)	553.1%	30,893	(41,854)	173.8%
Corporate and other	(27,511)	(35,816)	23.2%	(122,391)	(104,802)	(16.8)%
Total segment profit	$317,931	$261,779	21.5%	$1,245,691	$1,121,761	11.0%

U.S. Networks operating revenues for the fourth quarter of 2015 were $701.8 million, an increase of 8.0 percent, driven by both advertising revenue and affiliate fee growth. Total advertising revenue was $478.4 million, an increase of 7.8 percent, reflecting further strengthening of advertiser demand for our lifestyle network brands. Affiliate fee revenue was $199.6 million, an increase of 4.6 percent, primarily driven by annual negotiated rate increases, expanded distribution for DIY Network and Cooking Channel and incremental broadband distribution.

U.S. Networks segment profit was $309.1 million, an increase of 1.1 percent. This reflects strong revenue growth and operating improvements due to the restructuring and early retirement program. These improvements were offset by an increase in program amortization related to the premiere of a record number of new programs, coupled with higher than normal program write-offs primarily related to the repositioning of the Travel Channel brand and vision under new leadership. Adjusted segment profit was $313.4 million, a decrease of 1.3 percent.(c)

International Networks operating revenues for the fourth quarter of 2015 were $163.0 million, an increase of $135.7 million compared with the fourth quarter of last year, primarily due to the consolidation of TVN operations.

International Networks segment profit was $36.4 million, an increase of $44.4 million, compared with a loss of $8.0 million in the fourth quarter of 2014, primarily due to the consolidation of TVN operations.

Corporate and Other included a segment loss of $27.5 million in the fourth quarter of 2015 compared with a segment loss of $35.8 million in the prior year fourth quarter, an improvement of 23.2 percent. This improvement reflects increased operating efficiencies achieved as a result of the restructuring and early retirement program. Adjusted Corporate and Other segment loss was $23.9 million, compared with $33.5 million, a 28.5 percent improvement over the prior year fourth quarter.(c)

(a)	– refer to Adjusted Segment Profit – Total Year 2015 and 2014 table

(b)	– refer to Adjusted Net Income – Total Year 2015 and Adjusted Net Income – Total Year 2014 tables
(c)	– refer to Adjusted Segment Profit – Q4 2015 and 2014 table
(d)	– refer to Adjusted Net Income – Q4 2015 and Adjusted Net Income – Q4 2014 tables

2016 Full-year Guidance

The company will provide full year guidance on their earnings conference call.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial (877) 209-9922 (U.S.) or (612) 332-0802 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, "SNI Fourth Quarter Earnings Report," to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:15 p.m. on Feb. 23 until 11:59 p.m. ET on March 8. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 384375.

A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2014 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive
Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American

Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact:  Scripps Networks Interactive, Inc.

Investors:  Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media:  Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)	Three months ended			Twelve months ended
	December 31,			December 31,
(Unaudited)	2015	2014	Change	2015	2014	Change
Operating revenues:
Advertising	$596,516	$453,510	31.5%	$2,062,530	$1,816,388	13.6%
Network affiliate fees, net	225,818	202,020	11.8%	874,984	799,178	9.5%
Other	29,419	13,622	116.0%	80,713	49,890	61.8%
Total operating revenues	851,753	669,152	27.3%	3,018,227	2,665,456	13.2%
Cost of services, excluding depreciation and amortization of intangible assets	322,973	200,478	61.1%	987,357	778,896	26.8%
Selling, general and administrative	210,849	206,895	1.9%	785,179	764,799	2.7%
Depreciation and amortization of intangible assets	41,277	31,498	31.0%	137,596	128,582	7.0%
Loss (gain) on disposal of property and equipment	1,563	(177)	NM	4,163	870	378.5%
Total operating expenses	576,662	438,694	31.4%	1,914,295	1,673,147	14.4%
Operating income	275,091	230,458	19.4%	1,103,932	992,309	11.2%
Interest expense, net	(27,806)	(15,789)	(76.1)%	(108,047)	(52,687)	105.1%
Equity in earnings of affiliates	11,289	18,521	(39.0)%	80,916	85,631	(5.5)%
Gain on derivatives	3,088	5,246	(41.1)%	50,256	2,810	NM
Miscellaneous, net	17,946	(4,519)	NM	(5,193)	(212)	NM
Income from operations before income taxes	279,608	233,917	19.5%	1,121,864	1,027,851	9.1%
Provision for income taxes	76,706	55,868	37.3%	343,391	301,043	14.1%
Net income	202,902	178,049	14.0%	778,473	726,808	7.1%
Less: net income attributable to non-controlling interests	(38,194)	(46,203)	17.3%	(171,645)	(181,533)	(5.4)%
Net income attributable to SNI	$164,708	$131,846	24.9%	$606,828	$545,275	11.3%
Net income attributable to SNI common shareholders per basic share of common stock	$1.27	$0.96	32.4%	$4.68	$3.86	21.3%
Net income attributable to SNI common shareholders per diluted share of common stock	$1.27	$0.96	32.2%	$4.66	$3.83	21.5%
Weighted average basic shares outstanding	129,211	136,876		129,665	141,297
Weighted average diluted shares outstanding	129,728	137,708		130,255	142,193

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)	As of December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$223,444	$878,164
Accounts receivable, net of allowances: 2015 - $12,569; 2014 - $7,889	816,679	629,775
Programs and program licenses	588,999	477,575
Other current assets	98,759	110,816
Total current assets	1,727,881	2,096,330
Investments	807,630	463,344
Property and equipment, net of accumulated depreciation: 2015 - $299,153; 2014 - $278,552	293,230	226,246
Goodwill	1,804,748	573,119
Other intangible assets, net	1,262,664	595,881
Programs and program licenses (less current portion)	522,899	469,083
Deferred income taxes	91,954	79,096
Other non-current assets	161,308	154,382
Total Assets	$6,672,314	$4,657,481
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$35,308	$21,499
Current portion of debt	499,174	883,895
Program rights payable	68,892	36,138
Deferred revenue	96,040	47,929
Employee compensation and benefits	115,266	73,185
Accrued marketing and advertising	11,437	3,765
Other accrued liabilities	148,532	90,444
Total current liabilities	974,649	1,156,855
Debt (less current portion)	3,511,098	1,485,359
Other liabilities (less current portion)	250,391	234,429
Total liabilities	4,736,138	2,876,643
Commitments and contingencies (Note 20)
Redeemable non-controlling interests (Note 16)	99,000	96,251
Equity:
SNI shareholders’ equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding	—	—
Common stock, $0.01 par:
Class A common shares - authorized: 240,000,000 shares; issued and outstanding: 2015 - 94,838,600 shares; 2014 - 97,789,910 shares	948	978
Common voting shares - authorized: 60,000,000 shares; issued and outstanding: 2015 - 33,850,481; 2014 - 34,317,171 shares	339	343
Total common stock	1,287	1,321
Additional paid-in capital	1,347,491	1,359,023
Retained earnings	305,386	79,994
Accumulated other comprehensive loss	(130,233)	(57,891)
Total SNI shareholders’ equity	1,523,931	1,382,447
Non-controlling interest (Note 16)	313,245	302,140
Total equity	1,837,176	1,684,587
Total Liabilities and Equity	$6,672,314	$4,657,481

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	For the years ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net income	$778,473	$726,808
Depreciation and amortization of intangible assets	137,596	128,582
Program amortization	783,456	621,210
Equity in earnings of affiliates	(80,916)	(85,631)
Gain on derivatives	(50,256)	(2,810)
Program payments	(875,554)	(725,582)
Dividends received from equity investments	93,624	104,185
Deferred income taxes	(24,678)	7,175
Share-based compensation	29,568	35,474
Changes in working capital accounts (excluding the effects of acquisition):
Accounts receivable, net	(79,070)	(10,932)
Other assets	(12,702)	(2,188)
Accounts payable	(1,501)	3,593
Deferred revenue	44,040	(19,258)
Accrued / refundable income taxes	41,201	(18,947)
Other liabilities	32,360	9,548
Other, net	(1,427)	6,347
Cash provided by operating activities	814,214	777,574
Cash Flows from Investing Activities:
Additions to property and equipment	(52,480)	(53,775)
Collections on note receivable	4,655	4,481
Purchases of long-term investments	(35,023)	(17,042)
Purchases of subsidiary companies, net of cash acquired	(539,309)	—
Foreign currency call option premium	(16,000)	—
Settlement on derivatives	65,824	—
Other, net	(32,167)	(12,001)
Cash used in investing activities	(604,500)	(78,337)
Cash Flows from Financing Activities:
Proceeds from debt	3,180,764	1,189,555
Repayments of debt	(1,930,000)	(195,000)
Deferred loan costs	(14,491)	(9,026)
Extinguishment of debt	(652,104)	—
Purchase of non-controlling interests	(853,853)	—
Dividends paid	(118,857)	(112,943)
Dividends paid to non-controlling interests	(189,539)	(216,860)
Repurchase of class A common shares	(288,502)	(1,198,962)
Proceeds from stock options	9,207	39,605
Other, net	(19,598)	(1,361)
Cash used in financing activities	(876,973)	(504,992)
Effect of exchange rate changes on cash and cash equivalents	12,539	(2,452)
(Decrease) increase in cash and cash equivalents	(654,720)	191,793
Cash and cash equivalents:
Beginning of year	878,164	686,371
End of year	$223,444	$878,164
Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$95,336	$45,917
Income taxes paid	$318,920	$309,519

NON-GAAP FINANCIAL MEASURES

Our Chief Operating Decision Maker evaluates the operating performance of our businesses and makes decisions about the allocation of resources to the businesses using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the businesses. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are, therefore, excluded from this measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from the performance measure of our businesses enables us to evaluate operating performance based upon current economic conditions and decisions made by the managers of those businesses in the current period.

In the fourth quarter of 2014, we modified our management reporting structure related to the operating results from our uLive business. In conjunction with this change in reporting structure, we now report the results of uLive within U.S. Networks rather than within Corporate and Other.

As a result of the acquisition of N-Vision B.V. (“N-Vision”), the majority shareholder of TVN, the international operating segment that was previously not significant, has become significant. Therefore, the Company now has two reportable segments: U.S. Networks, previously referred to as Lifestyle Media, and International Networks.

As a result of the above-mentioned changes, certain prior period and prior year segment results have been recast to reflect the current presentation.

International Networks includes the lifestyle oriented channels available in the United Kingdom, Europe, Middle East, Africa, Asia-Pacific and Latin America. Additionally, International Networks includes TVN.

Corporate and Other includes the results of businesses not separately identified as reportable segments for external financial reporting purposes and will continue to be disclosed separately from the results of the U.S. Networks and International Networks segments. The Company generally does not allocate corporate employee-related overhead costs to its reportable segments, but rather classifies these expenses within Corporate and Other. However, certain corporate costs, including information technology, pension and other employee benefits and shared service functions, are allocated to our businesses. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the businesses.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

Adjusted Segment Profit - Q4 2015 and 2014
	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
(in thousands)	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$284,124	$277,929	$19,448	$(10,970)	$(28,481)	$(36,501)	$275,091	$230,458
Depreciation and amortization of intangible assets	24,083	27,932	16,484	2,950	710	616	41,277	31,498
Loss (gain) on disposal of property and equipment	865	(238)	439	(5)	259	66	1,563	(177)
Segment profit	$309,072	$305,623	$36,371	$(8,025)	$(27,512)	$(35,819)	$317,931	$261,779
TVN transaction and integration expenses	11	-	3,593	-	1,893	-	5,497	-
Restructuring costs	1,286	12,041	-	-	1,639	2,311	2,925	14,352
Reorganization costs	3,041	-	-	-	31	-	3,072	-
Contract termination costs	-	-	-	-	-	-	-	-
Adjusted segment profit	$313,410	$317,664	$39,964	$(8,025)	$(23,949)	$(33,508)	$329,425	$276,131

Adjusted Segment Profit - Total Year 2015 and 2014
	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Twelve months ended December 31,		Twelve months ended December 31,		Twelve months ended December 31,		Twelve months ended December 31,
(in thousands)	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$1,237,595	$1,155,610	$(8,348)	$(53,389)	$(125,315)	$(109,912)	$1,103,932	$992,309
Depreciation and amortization of intangible assets	95,120	111,497	38,780	11,542	3,696	5,543	137,596	128,582
Loss (gain) on disposal of property and equipment	4,474	1,311	461	(5)	(772)	(436)	4,163	870
Segment profit	$1,337,189	$1,268,418	$30,893	$(41,852)	$(122,391)	$(104,805)	$1,245,691	$1,121,761
TVN transaction and integration expenses	122	-	4,583	-	23,589	-	28,294	-
Restructuring costs	8,564	12,041	-	-	7,483	2,311	16,047	14,352
Reorganization costs	3,835	-	-	-	31	-	3,866	-
Contract termination costs	-	-	-	9,700	-	-	-	9,700
Adjusted segment profit	$1,349,710	$1,280,459	$35,476	$(32,152)	$(91,288)	$(102,494)	$1,293,898	$1,145,813

The table below reconciles certain non-GAAP measures with the most directly comparable GAAP financial measures: cost of services, excluding depreciation and amortization of intangible assets, selling general and administrative expenses, depreciation and amortization of intangible assets, miscellaneous, net, net income attributable to SNI and earnings per diluted share.

Adjusted Net Income - Q4 2015
(in thousands, except per share data)	Three months ended December 31, 2015
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative	Depreciation and amortization of intangible assets	Miscellaneous, net	Net income attributable to SNI (A)	Earnings per diluted share
Reported GAAP measure	$322,973	$210,849	$533,822	41,277	17,946	$164,708	$1.27
TVN transaction and integration expenses	-	(5,497)	(5,497)	-	-	4,019	0.03
Net gain on TVN derivative contracts	-	-	-	-	-	-	-
Foreign currency effects due to TVN funds	-	-	-	-	-	-	-
Restructuring costs	(191)	(2,734)	(2,925)	(473)	-	2,107	0.02
Reorganization costs	(686)	(2,386)	(3,072)	-	-	1,905	0.01
Contract termination costs	-	-	-	-	-	-	-
Gain on extinguishment of debt	-	-	-	-	5,319	(3,298)	(0.03)
TVN purchase price accounting impact	-	-	-	(9,489)	-	5,883	0.05
Adjusted non-GAAP measure	$322,096	$200,232	$522,328	$31,315	$23,265	$175,324	$1.35

(A) Items tax effected at 38% statutory tax rate with the exception of $3,217 million of TVN transaction and integrations costs, which were effected at 19% tax rate, and foreign currency effects due to TVN funds which were not tax effected.

Adjusted Net Income - Q4 2014
(in thousands, except per share data)	Three months ended December 31, 2014
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative	Depreciation and amortization of intangible assets	Miscellaneous, net	Net income attributable to SNI (A)	Earnings per diluted share
Reported GAAP measure	$200,478	$206,895	$407,373	31,498	(4,519)	$131,846	$0.96
TVN transaction and integration expenses	-	-	-	-	-	-	-
Net gain on TVN derivative contracts	-	-	-	-	-	-	-
Foreign currency effects due to TVN funds	-	-	-	-	-	-	-
Restructuring costs	(3,872)	(10,480)	(14,352)	-	-	8,898	0.06
Reorganization costs	-	-	-	-	-	-	-
Contract termination costs	-	-	-	-	-	-	-
Gain on extinguishment of debt	-	-	-	-	-	-	-
TVN purchase price accounting impact	-	-	-	-	-	-	-
Adjusted non-GAAP measure	$196,606	$196,415	$393,021	$31,498	$(4,519)	$140,744	$1.02

(A) Items tax effected at 38% statutory tax rate.

Adjusted Net Income - Total Year 2015
(in thousands, except per share data)	Twelve months ended December 31, 2015
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative	Depreciation and amortization of intangible assets	Miscellaneous, net	Net income attributable to SNI (A)	Earnings per diluted share
Reported GAAP measure	$987,357	$785,179	$1,772,536	137,596	(5,193)	$606,828	$4.66
TVN transaction and integration expenses	(22)	(28,272)	(28,294)	-	-	18,154	0.14
Net gain on TVN derivative contracts	-	-	-	-	-	(27,418)	(0.21)
Foreign currency effects due to TVN funds	-	-	-	-	24,175	24,175	0.19
Restructuring costs	(2,779)	(13,268)	(16,047)	(1,893)	-	11,123	0.09
Reorganization costs	(686)	(3,180)	(3,866)	-	-	2,397	0.02
Contract termination costs	-	-	-	-	-	-	-
Gain on extinguishment of debt	-	-	-	-	8,274	(5,130)	(0.04)
TVN purchase price accounting impact	-	-	-	(19,131)	-	11,861	0.09
Adjusted non-GAAP measure	$983,870	$740,459	$1,724,329	$116,572	$27,256	$641,990	$4.94

(A) Items tax effected at 38% statutory tax rate with the exception of $3,217 million of TVN transaction and integrations costs, which were effected at 19% tax rate, and foreign currency effects due to TVN funds which were not tax effected.

Adjusted Net Income - Total Year 2014
(in thousands, except per share data)	Twelve months ended December 31, 2014
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative	Depreciation and amortization of intangible assets	Miscellaneous, net	Net income attributable to SNI (A)	Earnings per diluted share
Reported GAAP measure	$778,896	$764,799	$1,543,695	128,582	(212)	$545,275	$3.83
TVN transaction and integration expenses	-	-	-	-	-	-	-
Net gain on TVN derivative contracts	-	-	-	-	-	-	-
Foreign currency effects due to TVN funds	-	-	-	-	-	-	-
Restructuring costs	(3,872)	(10,480)	(14,352)	-	-	8,898	0.06
Reorganization costs	-	-	-	-	-	-	-
Contract termination costs	-	(9,700)	(9,700)	-	-	9,700	0.07
Gain on extinguishment of debt	-	-	-	-	-	-	-
TVN purchase price accounting impact	-	-	-	-	-	-	-
Adjusted non-GAAP measure	$775,024	$744,619	$1,519,643	$128,582	$(212)	$563,873	$3.96

(A) Items tax effected at 38% statutory rate with the exception of contract termination costs, which were not tax effected.

We define free cash flow as cash provided by operating activities less dividends paid to non-controlling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

Free Cash Flow - 2015 and 2014
	Twelve months ended
	December 31,
(in thousands)	2015	2014
Segment profit	$1,245,691	$1,121,761
Income taxes paid	318,920	309,519
Interest paid	95,336	45,917
Working capital and other	17,221	(11,249)
Cash provided by operating activities	814,214	777,574
Dividends paid to non-controlling interests	(189,539)	(216,860)
Additions to property and equipment	(52,480)	(53,775)
Free cash flow	$572,195	$506,939

Since segment profit, adjusted segment profit, adjusted net income and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

SUPPLEMENTAL FINANCIAL INFORMATION

U.S. Networks earns revenue primarily from the sale of advertising time on our national television networks and interactive platforms, affiliate fees paid by cable and television systems and telecommunication service providers and other distributors that carry our network programming and the licensing of our content to third parties and brands for consumer products, such as videos, books, kitchenware and tools.

Supplemental information for U.S. Networks is as follows:

Operating Revenues by Network – 2015 and 2014

	Three months ended			Twelve months ended
	December 31,			December 31,
(in thousands)	2015	2014	Change	2015	2014	Change
Network
HGTV	$250,298	$231,131	8.3%	$1,007,706	$938,475	7.4%
Food Network	231,995	219,707	5.6%	891,578	888,533	0.3%
Travel Channel	78,259	75,718	3.4%	309,157	314,199	(1.6)%
DIY Network	39,908	36,816	8.4%	167,421	152,094	10.1%
Cooking Channel	35,571	31,829	11.8%	134,783	120,835	11.5%
Great American Country	7,498	7,532	(0.5)%	30,487	30,154	1.1%
Digital Businesses	41,914	37,841	10.8%	136,932	122,062	12.2%
Other	16,978	11,123	52.6%	42,953	27,547	55.9%
Intrasegment eliminations	(624)	(2,178)	71.3%	(4,354)	(5,542)	21.4%
Total segment operating revenues	$701,797	$649,519	8.0%	$2,716,663	$2,588,357	5.0%
Type
Advertising	478,356	443,648	7.8%	1,851,574	1,787,647	3.6%
Network affiliate fees, net	199,635	190,891	4.6%	800,134	755,950	5.8%
Other	23,806	14,980	58.9%	64,955	44,760	45.1%
	$701,797	$649,519	8.0%	$2,716,663	$2,588,357	5.0%